Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2021 Stock Option and Incentive Plan and 2021 Employee Stock Purchase Plan of Marqeta, Inc. of our report dated February 28, 2023, with respect to the consolidated financial statements of Marqeta, Inc., and the effectiveness of internal control over financial reporting of Marqeta, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
San Mateo, California

February 28, 2023